UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2015

KEARNY FINANCIAL CORP.
(Exact Name of Registrant as Specified in its Charter)

United States	0-51093	22-3803741
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

120 Passaic Avenue, Fairfield, New Jersey	07004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:           (973) 244-4500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

           On January 23, 2015, Kearny Financial Corp. (the “Company”) and Kearny Bank (the “Bank”) informed Khanh B. Vuong, the Executive Vice President, Chief Risk Officer and Chief Investment Officer of the Company and the Bank, that he was terminated from his positions effective January 23, 2015.

On January 23, 2015, the Company appointed Peter A. Cappello, Jr. to serve as the Company’s Chief Risk Officer in addition to his current position.  Mr. Cappello currently serves as First Vice President/Director of Insurance Service, a position he has held since April 2013 and held the position of First Vice President/Director of Commercial Lending from November 2010 until being appointed to serve as Director of Insurance Services. He was formerly employed by Central Jersey Bank, N.A. as a Senior Vice President/Credit Administration from March 2009 until the completion of the merger of Central Jersey Bank, N.A. with the Bank in 2010.  Mr. Cappello holds a Business Administration degree from Elmira College.

On January 23, 2015, the Company appointed Thomas McGurk to serve as the Company’s Chief Investment Officer, in addition to his current position.  Mr. McGurk currently serves as First Vice President and Treasurer, a position he has held since January 2013. Mr. McGurk began his career at the Bank in April 2006 as Vice President/Assistant Controller and in January 2012 was promoted to the position of Vice President/Controller.  Mr. McGurk graduated from Jersey City State College with a B.S. degree in Accounting and also graduated from the Stonier Graduate School of Banking.

Item 9.01                      Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired. Not applicable
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell Company Transactions. Not applicable.
(d)	Exhibits. Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KEARNY FINANCIAL CORP.
DATE: January 29, 2015	By:	/s/ Craig L. Montanaro
Craig L. Montanaro
President and Chief Executive Officer